EXHIBIT 99.1

Quantum Reports Fiscal 2004 Third Quarter Results

Irvine, CA—March 9, 2004—Quantum Fuel Systems Technologies Worldwide, Inc., (Nasdaq: QTWW), a leading designer, manufacturer and integrator of fuel system technologies for hydrogen fuel cell and alternative fuel applications, today announced its financial results for the third quarter and nine-month period ended January 31, 2004. Conference call information is provided below.

For the third quarter of fiscal 2004, Quantum reported a net loss of $3.1 million or $0.10 cents per share on revenues of $4.4 million. This compared to a net loss of $4.0 million or $0.22 cents per share for the third quarter of fiscal 2003 on revenues of $6.0 million. The reported net loss for the third quarter of fiscal 2003 and 2004 includes $1.3 million in non-cash amortization and depreciation charges.

For the third quarter of fiscal 2004, product sales for the Fuel Cell Systems segment were $1.3 million, consisting of hydrogen storage systems primarily for a commercial service fuel cell bus program in Asia. This compares to product sales for that segment of $1.1 million in the third quarter of fiscal 2003 related to fuel systems for a fuel cell passenger vehicle SUV program. Product sales for the Alternative Fuels segment decreased by $1.1 million from $2.5 million in the third quarter of fiscal 2003 to $1.4 million in the third quarter of fiscal 2004. The decrease in revenues is primarily attributable to lower demand from GM’s customers for the alternative fuel based mid-size automobile. Despite the lower revenue base, the Alternative Fuels segment continued to demonstrate strong year-over-year performance, improving gross profits by $0.9 million and reducing the operating loss by $0.6 million in the third quarter of fiscal 2004.

Nine-Month Period Results

For the nine-month period ended January 31, 2004, revenues increased $2.8 million, or 17.3% from $16.2 million in the first nine months of fiscal 2003 to $19.0 million in the first nine months of fiscal 2004, primarily due to increased product sales in the Fuel Cell Systems segment. Fuel cell system product sales were $8.0 million in the first nine months of fiscal 2004 compared to $1.9 million in the first nine months of fiscal 2003, representing a 321.1% increase.

For the nine-month period ended January 31, 2004, Quantum’s operating loss decreased $7.3 million, or 50.8%, from $14.4 million to $7.1 million. This decrease is primarily attributable to better operating performance in both the Alternative Fuels segment and the Fuel Cell Systems segment for the first nine months of fiscal 2004. The Alternative Fuels segment’s operating loss decreased by $3.4 million compared to the first nine-month period of the previous year, and the Fuel Cell Systems segment reported a $1.6 million operating profit compared to a $1.5 million operating loss in the same period of the previous year. During the nine-month period ended January 31, 2004, Quantum’s net cash used in operations was $4.5 million, compared to $11.0 million during the prior year nine-month period. Depreciation and amortization expense was $3.9 million during the current nine-month period compared to $3.5 million during the prior year nine-month period.

During the nine-month period ended January 31, 2004, Quantum reported an overall net loss of $6.9 million or $0.27 per share. This compared to a net loss of $14.3 million or $0.86 per share for the same period of fiscal 2003.

Third Quarter Accomplishments

During the quarter, the company achieved the following accomplishments:

•	Received a new contract for Hydrogen storage systems from an Asian OEM fuel cell bus manufacturer for their commercial service bus program.

•	Awarded follow-on contract by General Motors for their Alternative Fuel 2005 full-size pick-up truck.

•	Secured $2 million in Federal support for Quantum’s U.S. Army Hydrogen Infrastructure program from Representative Christopher Cox.

•	Achieved European R110 certification for Quantum’s injector required to allow product commercialization.

Commenting on the third quarter, Alan P. Niedzwiecki, President and Chief Executive Officer, stated, “Although our revenues for the quarter fell short of our expectations, we are confident that we will finish the year strong based on new and expanding development programs. During the third quarter we focused our resources on advancing and integrating new pressure regulation technologies for the limited production fuel cell SUV program, which, in effect pushed the delivery schedule for these vehicles into the spring and summer of 2004.

“During the quarter, we secured several fuel cell development programs, received a follow-on contract from General Motors Corporation for the 2005 model year Alternative Fuel pick-up truck and initiated the U.S. Army’s Special Operations vehicle programs. The revenues from these programs are starting to ramp up and we expect strong revenue streams over the next few quarters as the programs move into full development.

“In terms of our Alternative Fuel business segment, we continue to demonstrate improvements in gross margins and operating performance. We believe that the recently awarded GM Alternative Fuel pick-up truck contract will allow us to strengthen our financial performance and at the same time allow us to leverage and enhance our capabilities as a Tier 1 supplier, which will be essential for us when the fuel cell market moves into the commercialization phase,” stated Niedzwiecki.

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statements of Operations

Unaudited

	Three Months Ended January 31,		Nine Months Ended January 31,
	2003	2004	2003	2004
Net revenue:
Product sales	$3,639,331	$2,753,161	$10,269,584	$14,651,721
Contract revenue	2,362,049	1,669,201	5,952,241	4,373,945

Total revenue	6,001,380	4,422,362	16,221,825	19,025,666
Costs and expenses:
Cost of product sales	3,981,060	1,632,632	12,753,293	9,181,463
Research and development expense	4,030,369	3,911,166	11,001,380	10,455,983
Selling, general and administrative expense	2,235,169	2,135,327	6,887,206	6,489,066

Total costs and expenses	10,246,598	7,679,125	30,641,879	26,126,512

Operating loss	(4,245,218)	(3,256,763)	(14,420,054)	(7,100,846)
Interest expense (income), net	(35,133)	(159,157)	25,506	(213,744)
Other expense (income), net	(172,742)	(2,321)	(102,751)	(26,715)
Provision for income taxes	—	—	800	39,345

Net loss applicable to common stock	$(4,037,343)	$(3,095,285)	$(14,343,609)	$(6,899,732)

Basic and diluted loss per share	$(0.22)	$(0.10)	$(0.86)	$(0.27)

Number of shares used in basic and diluted per share calculation	17,979,925	31,394,268	16,702,419	25,860,655

	Three Months Ended January 31,		Nine Months Ended January 31,
	2003	2004	2003	2004
Cash Flow and Balance Sheet Information:
Depreciation and Amortization	$1,327,474	$1,304,349	$3,496,916	$3,929,986
Cash Flow from Operations	(4,076,729)	(3,749,667)	(11,040,304)	(4,474,884)
Capital Expenditures	354,086	534,854	866,454	890,547

	April 30, 2003	January 31, 2004
Cash, Cash Equivalents and Marketable Securities	$11,538,873	$69,068,222
Working Capital	15,499,773	59,049,830
Total Assets	50,952,281	104,283,307
Debt	138,794	—
Stockholder’s Equity	42,950,269	98,870,057

Financial Results Call Scheduled:

Tuesday, March 9, 2004

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (785) 832-1508

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins. For those of you unable to join us at this time, a playback of this call will be available on the Company’s Investor Relations web page: www.qtww.com/investor_relations/index.shtml. The playback will also be available via telephone until March 11, 2004 at 8:59 p.m. Pacific time. The number for this service is (800) 374-1375 or (402) 220-0682. For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum:

Quantum focuses on three primary product and system applications: Transportation, Fuel Cell Stationary Power Generation, and Hydrogen Refueling Infrastructure. The company manufactures both components and end products. In the Transportation sector, Quantum designs and supplies state-of-the-art fuel system technologies to many of the world’s leading OEMs with Hydrogen systems for both Internal Combustion Engine (ICE) and Fuel Cell applications, and Natural Gas and LPG fuel systems for internal combustion applications. In Stationary Power, Quantum currently supplies components and integrated systems to developers of fuel cell stationary power products and is working to expand its product portfolio in these applications. In the area of Refueling Infrastructure, Quantum offers several hydrogen and natural gas refueling systems focused on early infrastructure development, targeting fleets of one to 20 vehicles.

Quantum’s ultra-light weight composite fuel storage, fuel injection and metering technologies, electronic control products, and OEM level systems integration capabilities have enabled the company to develop a product portfolio with state-of-the-art technologies and products, a diverse customer base, and alliances with partners such as General Motors, Sumitomo Corporation, and IMPCO Technologies.

Quantum is a Tier 1 OEM supplier and a member of the GM Fuel Cell Alliance of fuel cell commercialization companies. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha, and AeroVironment.

Quantum’s web site: www.qtww.com.

Except for historical information, the statements, expectations, and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding revenues and cash from operations in future periods and expected future operating results; existing and future customer orders and development programs; future opportunities for Quantum, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, including the statements made by our chief executive officer in this press release. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, prevailing market conditions; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; the success of the company’s recently announced programs with strategic partners; growth of the company’s business; the level and success of the company’s development and commercial programs with OEMs, particularly shifts in demand for fuel cell products from OEM customers; the company’s ability to manage its cost structure; increases in research and development spending; and the company’s ability to achieve profitability on a consolidated basis. Reference should also be made to the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003. These forward-looking statements are made only as of the date hereof, and the company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For more information regarding the Quantum injector, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

drasmussen@qtww.com

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2004 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600